Exhibit 99.1

Socket Mobile Reports Third Quarter 2025 Results

FREMONT, Calif., – October 22, 2025 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and nine months ended September 30, 2025.

Third Quarter 2025 Financial Highlights:

•	Revenue of $3.1 million, reflecting a 20% decrease compared to $3.9 million for the prior year’s quarter, and a 23% sequential decrease compared to $4.0 million for the preceding quarter.

•	Gross margin of 47.7% versus 49.0% in the prior year’s quarter and 49.9% in the preceding quarter.

•	Operating expenses of $2.5 million, compared to $2.9 million in the prior year period and $2.7 million in the preceding quarter.

•	Operating loss amounted to $1,058,000, compared to a $1,031,000 loss in the prior year’s quarter, and a loss of $677,000 in the preceding quarter.

•	Cash balance as of September 30, 2025, was approximately $2.0 million, compared to $2.6 million at June 30, 2025 and $2.5 million at December 31, 2024.

“Although Q3 has traditionally been a slower quarter for us, our sales-out to end users held steady compared to Q2, which is encouraging given current market conditions,” said Kevin Mills, President, and Chief Executive Officer. “Our revenue is driven by gross shipments to distributors. Slower distributor bookings and reduced channel inventory contributed to the lower reported revenue for the quarter. In addition, several deployment deals were delayed, reflecting customers’ cautious spending and continued focus on cash preservation.”

“While headwinds persist, our steady sales-out from distributors and lower channel inventory levels suggest that our distributors will soon need to replenish inventory to maintain the current run rates. In response to the softer business environment, management implemented cost-saving measures that resulted in a 13% reduction in operating expenses compared to Q3 last year and a 6% decrease from the prior quarter. We will continue to monitor expenses and cash outflows carefully to navigate this challenging period.

“Our XtremeScan products have continued to attract interest, although the sales cycle is long,” Mills added. “We remain committed to investing in both new and existing products for the industrial market, with the goal of driving long term revenue.”

“We look forward to sharing more details about our new product initiatives and strategies to drive revenue growth during our upcoming conference call,” Mills concluded.

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Conference Call

Management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. To join the live conference, please use the conference link https://join.broaddata.com/?id=socket-mobile-earnings-call or dial (800) 237-1091 toll-free from within the U.S. or (848) 488-9280 (toll).

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket Mobile is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2025, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended Sep 30,		Nine months ended Sep 30,
	2025	2024	2025	2024
Revenue	$3,107	$3,872	$11,115	$13,932
Cost of revenue	1,626	1,975	5,618	6,946
Gross margin	1,481	1,897	5,497	6,986
Gross margin percent	47.7%	49.0%	49.5%	50.1%
Research & development	1,027	1,162	3,260	3,602
Sales & marketing	935	1,122	3,066	3,308
General & administrative	577	644	1,800	2,128
Total operating expenses	2,539	2,928	8,126	9,038
Operating loss	(1,058)	(1,031)	(2,629)	(2,052)
Interest expense, net	(140)	(84)	(355)	(229)
Income tax benefit (expense)	—	—	—	—
Net loss	$(1,198)	$(1,115)	$(2,984)	$(2,281)
Net loss per share:
Basic	$(0.15)	$(0.15)	$(0.38)	$(0.30)
Fully diluted	$(0.15)	$(0.15)	$(0.38)	$(0.30)
Weighted average shares outstanding:
Basic	7,961	7,601	7,910	7,542
Fully diluted	7,961	7,601	7,910	7,542

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) Sep 30, 2025	December 31, 2024*
Cash	$2,016	$2,492
Accounts receivable	1,545	1,588
Inventories	4,681	4,942
Deferred costs on shipments to distributors	109	143
Other current assets	548	431
Property and equipment, net	2,242	2,787
Deferred tax assets	10,663	10,663
Intangible assets, net	1,337	1,432
Operating leases right-of-use assets	2,218	2,604
Other long-term assets	286	264
Total assets	$25,645	$27,346
Accounts payable and accrued liabilities	$1,706	$1,977
Subordinated convertible notes payable, net of discount	400	150
Subordinated convertible notes payable, net of discount-related party	5,079	3,818
Subordinated convertible notes payable, net of discount	345	392
Deferred service revenue	30	31
Operating lease liabilities	2,425	2,817
Total liabilities	$9,985	$9,185
Common stock	69,857	69,374
Accumulated deficit	(53,159)	(50,175)
Treasury stock	(1,038)	(1,038)
Total equity	$15,660	$18,161
Total liabilities and equity	$25,645	$27,346

*Derived from audited financial statements.

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